Exhibit 16.1

SRCO Professional Corporation

Chartered Professional Accountants

Licensed Public Accountants

Park Place Corporate Centre

15 Wertheim Court, Suite 409

Richmond Hill, ON L4B 3H7, Canada

Tel: 905 882 9500 & 416 671 7292

Fax: 905 882 9580

Email: info@srco.ca

www.srco.ca

May 14, 2024

BF Borgers CPA PC

5400 W Cedar Ave,

Lakewood CO 80226

United States

Attention: Mr. Ben Borgers, CPA, Managing Partner

To assist us in making our decision to accept an engagement to audit in accordance with standards of Public Company Accounting Oversight Board (United States) (“PCAOB”), the consolidated financial statements of Madison Technologies Inc. for the year ended December 31, 2023, please provide us with information about the following:

1)	Information that might bear on the integrity of management of Madison Technologies Inc.. none

2)	Disagreements with management of Madison Technologies Inc. about accounting principles, audit scope, or other significant matters. none

3)	Communications to the management and those charged with governance of Madison Technologies Inc. regarding fraud, illegal acts, and internal control matters. internal control as disclosed. nothing else.

4)	Your understanding of the reasons for the change of auditors. nothing accounting.

5)	Your understanding of the nature of Madison Technologies Inc.’s relationships and transactions with related parties and significant unusual transactions. as disclosed

If for any reason you are unable to fully respond, please indicate that your response is limited.

We agree to subject any communication received from you to our normal policies for retention of workpapers and protection of confidential client information.

Please send your reply directly to us or if you choose to respond orally or via email please contact Sohail Raza at +1 416 671 7292 or at sohail.raza@srco.ca. We sincerely appreciate your timely cooperation with this request.

Yours very truly,

SRCO Professional Corporation

CHARTERED PROFESSIONAL ACCOUNTANTS

Authorized to practice public accounting by the

Chartered Professional Accountants of Ontario